Exhibit 4.1

ARKADOS, INC.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE NUMBER 2016-1

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE NUMBER 2016-1 (this “Amendment”) is made and entered into as of December 31, 2016 (the “Effective Date”), by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and William Carson (“Mr. Carson”) and Susan Carson (“Mrs. Carson”, collectively with Mr. Carson, the “Purchasers”).

RECITALS

A.           The Company and Mr. Carson are parties to that certain Securities Purchase Amendment dated as of September 10, 2014 (the “Individual SPA”), pursuant to which Mr. Carson purchased, and the Company sold and issued to Mr. Carson its 6% Convertible Note No. 2014-3 dated September 10, 2014 (“Note 2014-3”) in the original principal amount of $65,000.

B.           The Purchasers and the Company entered into that certain Securities Purchase Amendment, dated September 10, 2014 (the “Joint SPA,” and, together with the Individual SPA, the “SPAs” each an “SPA”), pursuant to which the Purchasers purchased, and the Company sold and issued to the Purchasers its 6% Convertible Note No. 2014-4 dated September 10, 2014 (“Note 2014-4,” and, together with Note 2014-3, collectively the “2014 Notes”) also in the original principal amount of $65,000.

C.           The Purchasers and the Company entered into that certain Exchange Agreement dated as of January 8, 2016, pursuant to which, among other things, the Company and the Purchasers agreed to reduce the amount due under the Notes to $40,000 and to extend the ‘Maturity Date’ of the Notes to December 31, 2016 (the “Exchange Agreement”) by cancelling the 2014 Notes and issuing the Purchasers a 6% Convertible Note No. 2016-1 dated January 8, 2016 in the original principal amount of $40,000 (“Note 2016-1”).

D.           Pursuant to Section 4.3 of Note 2016-1, Note 2016-1 may only be amended by an instrument in writing signed by the Company and the Purchasers.

E.           The Company and Purchasers, in connection to their financial interest in the Company as the holder of an aggregate of 63,987 restricted shares of the Company’s common stock held in the name of the Purchasers or by Mr. Carson as an individual, hereby desires to amend certain terms of Note 2016-1 as set forth below.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.          Amendment to the Title of Note 2016-1. The third line of the title of Note 2016-1 shall be amended, restated and replaced in its entirety as follows:

“DUE MARCH 31, 2017”

2.          Amendment to the First Sentence of the First Paragraph of Note 2016-1. The first sentence of the first paragraph of Note 2016-1 shall be amended, restated and replaced in its entirety as follows:

“Arkados Group, Inc., a Delaware corporation (the “Company”) with principal offices at 211 Warren Street, Suite 320, Newark, NJ 07103, for value received, hereby promises to pay the registered holder hereof (the “Holder”) the principal sum set forth above on March 31, 2017 (the “Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be the legal tender for the payment of public and private debts, and to pay interest, less any amounts required by law to be deducted or withheld, computed on the basis of a 365-day year, on the unpaid principal balance hereof from the date hereof (the “Original Issue Date”), at the rate of 6% per year, compounded quarterly, until such principal sum shall have become due and payable, or has been converted pursuant to Section 1.1, below.”

3.          Waiver of Event of Default. If applicable, the Purchasers hereby waive any Event of Default (as defined under Note 2016-1) for the Company’s failure to observe or perform any other covenant, obligation, condition or agreement contained in the Purchaser’s Note 2016-1 or that certain SPA, pursuant to which the 2014 Note was originally issued, if such breach occurred prior to the date of this Amendment. For avoidance of doubt, Note 2016-1 shall continue to bear interest at the rate of 6% per year and not the Default Interest rate defined in Note 2016-1.

4.          Reaffirmation. Except as expressly provided herein, the undersigned agree that all of the terms, covenants, conditions, restrictions and other provisions contained in Note 2016-1 shall remain in full force and effect.

5.          Entire Agreement. This Amendment, together with the SPAs, Exchange Agreement and Note 2016-1, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

6.          Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date and year first above written.

COMPANY

Arkados Group, Inc.,
a Delaware corporation

By:	/s/ Terrence DeFranco
Name:	Terrence DeFranco
Title:	CEO

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date and year first above written

PURCHASERS

William Carson and Susan Carson

By:	/s/ William Carson
William Carson

By:	/s/ Susan Carson
Susan Carson

Address:	2703 Cottonwood Lane
Conexvells TX 76034
Facsimile:
Email:	whcenterprises@gmail.com